Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GSR II METEORA ACQUISITION CORP.

June 30, 2023

The undersigned, being the Co-Chief Executive Officer of GSR II Meteora Acquisition Corp., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), CERTIFIES as follows:

FIRST: The original certificate of incorporation of the Corporation was filed under the name “GLA Meteora Acquisition Corp.” with the Secretary of State of the State of Delaware on October 14, 2021, as amended by the filing of the Corporation’s first certificate of amendment with the Secretary of State of the State of Delaware on December 21, 2021, as further amended by the filing of the Corporation’s second certificate of amendment with the Secretary of State of the State of Delaware on December 28, 2021, as further amended by the filing of the Corporation’s third certificate of amendment with the Secretary of State of the State of Delaware on January 12, 2022, as amended and restated by the filing of the Corporation’s first amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on February 28, 2022, and as further amended by the filing of the Corporation’s first certificate of amendment to the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on May 25, 2023 (the “Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation in its entirety to read as set forth in Exhibit A (the “Restated Certificate”).

THIRD: The Restated Certificate restates and integrates and further amends the Certificate of Incorporation.

FOURTH: This Restated Certificate has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and shall become effective on the date of filing with the Secretary of State of the State of Delaware.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as of the date first set forth above.

GSR II METEORA ACQUISITION CORP.

By:	/s/ Gus Garcia
Name:	Gus Garcia
Title:	Co-Chief Executive Officer

Signature Page to Second Amended and Restated Certificate of Incorporation of

GSR II Meteora Acquisition Corp.

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BITCOIN DEPOT INC.

ARTICLE ONE.

The name of the corporation is Bitcoin Depot Inc. (the “Corporation”).

ARTICLE TWO.

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE.

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR.

Section 4.01 Authorized Shares.

(a) The total number of shares of stock which the Corporation shall have authority to issue is 2,272,250,000 shares, consisting of:

1.	800,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”);

2.	20,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”);

3.	300,000,000 shares of Class M Common Stock, par value $0.0001 per share (the “Class M Common Stock”);

4.	800,000,000 shares of Class O Common Stock, par value $0.0001 per share (the “Class O Common Stock”);

5.

300,000,000 shares of Class V Common Stock, par value $0.0001 per share (the “Class V Common Stock” and, collectively with the Class A Common Stock, Class B Common Stock, Class M Common Stock and Class O Common Stock, the “Voting Common Stock”);

6.

2,250,000 shares of Class E Common Stock, par value $0.0001 per share, consisting of three series: (a) 750,000 shares of Class E-1 Common Stock, (b) 750,000 shares of Class E-2 Common Stock, and (c) 750,000 shares of Class E-3 Common Stock (collectively, the “Class E Common Stock” and, together with the Voting Common Stock, the “Common Stock”); and

7.	50,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers, and preferences and the qualifications, restrictions, and limitations, if any, set forth below.

(b) Upon the effective time of the filing of this Certificate of Incorporation (the “Effective Time”), and without any further action of the Corporation or any stockholder of the Corporation, each share of the series of common stock of the Corporation designated “Class A Common Stock”, par value $0.0001 per share (“Former Class A Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall be automatically reclassified and converted into one (1) share of the class of Class A Common Stock. Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Former Class A Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for the exchange, represent that number of shares of Class A Common Stock into which the shares formerly represented by such certificate or book-entry position have been automatically reclassified and converted pursuant to this Article Four.

Section 4.02 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for series of Preferred Stock out of unissued shares of Preferred Stock that have not been designated to a series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional, or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions of such shares. The powers (including voting powers), preferences, and relative, participating, optional, and other special rights of each series of Preferred Stock and the qualifications, limitations, or restrictions of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be set (but not below the number of shares of Preferred Stock then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL. Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to a series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions set forth in this Certificate of Incorporation or any such resolution or resolutions.

Section 4.03 Common Stock.

(a) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Certificate of Incorporation:

(i) Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.

(ii) Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder.

(iii) Each holder of Class E Common Stock shall have no voting rights with respect to each share of Class E Common Stock held of record by such holder.

(iv) Each holder of Class M Common Stock shall be entitled to ten (10) votes for each share of Class M Common Stock held of record by such holder.

(v) Each holder of Class O Common Stock shall be entitled to one (1) vote for each share of Class O Common Stock held of record by such holder.

(vi) Each holder of Class V Common Stock shall be entitled to ten (10) votes for each share of Class V Common Stock held of record by such holder.

(vii) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Voting Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (and, if any holders of Preferred Stock are entitled to vote together with the holders of Voting Common Stock, as a single class with such holders of Preferred Stock).

(viii) The holders of shares of Voting Common Stock shall not have cumulative voting rights.

(ix) The holders of the outstanding shares of Voting Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization, or similar event or otherwise) that would alter or change the powers, preferences, or special rights of the shares of a class of stock so as to affect them adversely. The number of authorized shares of any class comprising the Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in an election of directors, without a separate vote of the holders of such class of Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class M Common Stock with respect to the payment of dividends in cash, stock, or property of the Corporation, such dividends may be declared and paid on the Class A Common Stock and Class M Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its sole discretion shall determine. Dividends shall not be declared or paid on shares of Class B Common, Class E Common Stock, Class O Common Stock or Class V Common Stock.

(c) Liquidation, Dissolution, etc. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation as required by law and of the preferential and other amounts, if any, to which the holders of Preferred Stock may be entitled, the holders of all outstanding shares of Class A Common Stock and Class M Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, Class E Common Stock, Class O Common Stock and/or shares of Class V Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation.

(d) Reclassification. No class of Common Stock may be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith each other class of Common Stock and the corresponding units (the “LLC Units”) of Bitcoin Depot Operating LLC, a Delaware limited liability company (“OpCo”), are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(e) Restriction on Issuance of Class O and Class V Common Stock. Shares of Class V Common Stock shall only be issuable to, and held by, Brandon Mintz and his Affiliates (as defined below) (which, for the avoidance of doubt, includes BT Assets, Inc.) (collectively, the “BT Stockholders”). Subject to the foregoing, no shares of Class O Common Stock or Class V Common Stock may be issued by the Corporation except, in either case, to a holder of LLC Units of OpCo, such that after such issuance, such holder of shares of Class O Common Stock and/or Class V Common Stock holds an identical number of LLC Units and shares of Class O Common Stock and/or Class V Common Stock, respectively.

(f) Restriction on Transfer of Class O and Class V Common Stock. A holder of Class O Common Stock and/or Class V Common Stock may transfer or assign shares of such Class O Common Stock and/or Class V Common Stock (or, in each case, any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee (as defined in the LLC Agreement (as defined below)) of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s LLC Units to such Permitted Transferee in compliance with the LLC Agreement. Any purported transfer of shares of Class O Common Stock and/or Class V Common Stock to any Person (as defined below) other than a Permitted Transferee, or not accompanied by a simultaneous transfer of such holder’s LLC Units to such Permitted Transferee shall be null and void ab initio and shall not be recognized or given effect by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation. “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as it may be amended and/or restated from time to time.

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4.04 Certain Provisions Related to Redemption and Exchange Rights.

(a) Reservation of Shares of Class A and Class M Common Stock for Redemptions or Exchanges. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock and Class M Common Stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the LLC Agreement, the number of shares of Class A Common Stock and Class M Common Stock that are issuable in connection with the redemption or exchange of all outstanding LLC Units (excluding those LLC Units held by the Corporation) as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article IX of the LLC Agreement (including for this purpose any LLC Units issuable upon the exercise of any options, warrants or similar rights to acquire LLC Units), as applicable (without regard to any restrictions on Redemption contained in the LLC Agreement and assuming no Redemptions for Cash Payment). All the shares of Class A Common Stock and Class M Common Stock that are issued upon any such Redemption or Direct Exchange of such LLC Units will, upon issuance, be validly issued, fully paid and non-assessable; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of LLC Units by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.

(b) Reservation of Shares of Class O Common Stock. The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class O Common Stock to permit issuance of shares of Class O Common Stock to holders of newly issued LLC Units for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

(c) Retirement of Class O and Class V Common Stock. In the event that (i) a share of Class A Common Stock or Class M Common Stock is issued as a result of any Redemption or Direct Exchange of an LLC Unit held by a Unitholder pursuant to the applicable provisions of Article IX of the LLC Agreement, (ii) a Redemption by Cash Payment is effected with respect to any LLC Unit held by a Unitholder pursuant to the applicable provisions of Article IX of the LLC Agreement, or (iii) all of the outstanding shares of Class V Common Stock are converted to Class O Common Stock pursuant to Section 4.05(c), a share of Class O Common Stock or Class V Common Stock, as applicable, held by such Unitholder chosen by the Corporation in its sole discretion will automatically and without further action on the part of the Corporation or the holder of such share(s) be transferred to the Corporation for no consideration and shall automatically be retired and cease to exist, and such share may not be reissued by the Corporation.

(d) Defined Terms. For purposes of this Certificate of Incorporation, the following terms have the meaning given to them in the LLC Agreement: “Cash Payment”, “Direct Exchange”, “Redemption” and “Unitholder”.

Section 4.05 Conversion. The powers, preferences, and rights of, and the qualifications, limitations, and restrictions upon, each class or series of stock converted pursuant to this Section 4.05 shall be determined in accordance with, or as set forth in, this Certificate of Incorporation, including this Article IV.

(a) Conversion of Class E Common Stock. Each share of Class E Common Stock shall be convertible, on a one-for-one basis, into one fully paid and non-assessable share of Class A Common Stock, in accordance with and subject to the vesting, forfeiture, and other applicable terms set forth in the Sponsor Support Agreement, dated August 24, 2022, by and between GSR II Meteora Sponsor, LLC (“Sponsor”), GSR II Meteora Acquisition Corp., and BT Assets Inc.

(b) Conversion of Class M Common Stock. Shares of Class M Common Stock shall only be issuable to, and held by, the BT Stockholders. In the event a BT Stockholder transfers any shares of Class M Common Stock to any Person other than another BT Stockholder, such shares of Class M Common Stock shall automatically be converted, upon such transfer, on a one-for-one basis, into one fully paid and non-assessable share of Class A Common Stock without any further action required on the part of the Corporation or any other Person. In the case of a Trigger Event (as defined below), each of the then-outstanding shares of Class M Common Stock shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Class A Common Stock without any further action required on the part of the Corporation or any other Person.

(c) Conversion of Class V Common Stock. In the event BT Stockholders cease to beneficially own in the aggregate (directly or indirectly) a number of shares of Class M Common Stock and Class V Common Stock that, in the aggregate, is at least twenty percent (20%) of the voting power represented by the shares of Class V Common Stock held by the BT Stockholders, in the aggregate, as of immediately after the closing of the transactions contemplated by the Transaction Agreement, entered into as of August 24, 2022, by and among GSR II Meteora Acquisition Corp., GSR II Meteora Sponsor LLC, BT Assets, Inc. and Lux Vending, LLC (the “Trigger Event” and the date on which a Trigger Event takes place, the “Trigger Date”), (i) each of the then-outstanding shares of Class M Common Stock shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Class A Common Stock without any further action required on the part of the Corporation or any other Person and (ii) each of the then-outstanding shares of Class V Common Stock shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Class O Common Stock without any further action required on the part of the Corporation or any other Person.

(d) Reservation of Shares of Common Stock for Conversions. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock and Class O Common Stock, for the purposes of effecting any conversions pursuant to this Section 4.05, the number of shares of such Class A Common Stock, that are issuable in connection with the conversion of all outstanding shares of Class E Common Stock, Class M Common Stock, and Class V Common Stock, respectively, in accordance with this Section 4.05.

Section 4.06 Rights and Options. The Corporation has the authority to create and issue rights, warrants, and options entitling the holders of such rights, warrants, or options to acquire from the Corporation shares of its Common Stock, with such rights, warrants, and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise, and other terms and conditions of such rights, warrants, or options; provided, however, that the consideration to be received for any shares of Common Stock issuable upon exercise of such rights, warrants, and options may not be less than the par value of such shares.

ARTICLE FIVE.

Section 5.01 Board of Directors. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02 Number of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall initially be seven, and, thereafter, shall be fixed from time to time exclusively by resolution of the Board of Directors.

Section 5.03 Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares cast; provided, that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes cast by such holders. Each director shall hold office until a successor is duly elected and qualified at the annual meeting of stockholders or until his or her earlier death, resignation, or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) shall so provide.

Section 5.04 Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 5.05 Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, notwithstanding any other provision of this Certificate of Incorporation, (a) prior to the Trigger Date, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class (“Voting Stock”) and (b) from and after the Trigger Date, directors may be removed with or without cause only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon notice to the Corporation.

Section 5.06 Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE FIVE, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification, or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.07 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 5.08 Chairman of the Board. Prior to the Trigger Date, the Chairman of the Board of Directors shall be designated solely by a majority of the directors nominated or designated for nomination by the BT Stockholders.

ARTICLE SIX.

Section 6.01 Limitation of Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior to such amendment), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer.

(b) Any amendment, repeal, or modification of the foregoing paragraph shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

ARTICLE SEVEN.

Section 7.01 Action by Written Consent. Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. From and after the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied without a meeting, unless such action has previously been approved and recommended by the Board of Directors; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided the resolutions creating such series of Preferred Stock.

Section 7.02 Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (a) by or at the direction of (i) the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies, (ii) the Chairman of the Board of Directors, or (iii) the Chief Executive Officer (if any), and (b) prior to the Trigger Date, by the Chairman of the Board of Directors at the written request of the BT Stockholders. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting. From and after the Trigger Date, special meetings of stockholders of the Corporation may be called only pursuant to clause (a) in the preceding sentence.

ARTICLE EIGHT.

Section 8.01 Certain Acknowledgments. In recognition and anticipation that (a) certain of the directors, partners, principals, officers, members, managers, and/or employees of the BT Stockholders, Sponsor, or their respective Affiliates may serve as directors or officers of the Corporation and (b) the BT Stockholders, Sponsor, or their respective Affiliates engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) the Corporation and its Affiliates may engage in material business transactions with the BT Stockholders, Sponsor, or their respective Affiliates, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE EIGHT are set forth to regulate and define to the fullest extent permitted by law the conduct of certain affairs of the Corporation as they may involve the BT Stockholders, Sponsor, their respective Affiliates, or their respective directors, partners, principals, officers, members, managers, and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties, and liabilities of the Corporation and its officers, directors, and stockholders in connection therewith.

Section 8.02 Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliates, and no Exempted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of any BT Stockholder, Sponsor, their respective Affiliates, or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliates, renounces any interest or expectancy of the Corporation and its Affiliates in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its Affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliates and, to the fullest extent permitted by applicable law, each Exempted Person shall not be liable to the Corporation, any of its Affiliates, or its stockholders for breach of any fiduciary or other duty, as a director, officer, or stockholder of the Corporation, by reason of the fact that the BT Stockholders, Sponsor, their respective Affiliates, or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers, or directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliates. Notwithstanding anything to the contrary in this Section 8.02, the Corporation does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Exempted Person in his or her capacity as a director or officer of the Corporation.

Section 8.03 Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE EIGHT, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 8.04 Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal, or to adopt any provision inconsistent with, this ARTICLE EIGHT; provided, however, that, to the fullest extent permitted by law, neither the alteration, amendment, or repeal of this ARTICLE EIGHT nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE EIGHT shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal, or adoption.

Section 8.05 Deemed Notice. Any Person purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE EIGHT.

ARTICLE NINE.

Section 9.01 Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Section 9.02 Business Combinations with Interested Stockholders. Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined below) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by such Interested Stockholder.

Section 9.03 Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE NINE shall not apply if:

(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under this Certificate of Incorporation of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 9.03(b); (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to: (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined below) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 9.03(b).

Section 9.04 Definitions. As used in this ARTICLE NINE, and unless otherwise provided by the express terms of this ARTICLE NINE, the following terms shall have the meanings ascribed to them as set forth in this Section 9.04:

(a) “Affiliate” means, for the purposes of this Certificate of Incorporation, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person;

(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or general partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c) “Business Combination” means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) any other corporation, partnership, unincorporated association or entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 9.02 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to an exchange of LLC Units into Class A Common Stock or Class M Common Stock, to the extent provided in the LLC Agreement; (C) pursuant to a merger under Section 251(g) of the DGCL; (D) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (E) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (F) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (D)-(F) of this Section 9.04(c)(iii) shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Section 9.04(c)(i)-(iv)) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE NINE, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as such Rule is in effect as of the date of this Certificate of Incorporation) have control of such entity;

(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE NINE to the contrary, the term “Interested Stockholder” shall not include: (w) Sponsor or its Affiliates, (x) the BT Stockholders or any of their Affiliates, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation, (y) any Person who would otherwise be an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by any BT Stockholder or any of their respective Affiliates or Associates to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth in this Section 9.03(e) is the result of action taken solely by the Corporation, provided, that, for purposes of this clause (z) only, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(f) “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly, or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or (C) any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 9.04(f)), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(g) “Person” means, for the purposes of this Certificate of Incorporation, any individual, corporation, partnership, unincorporated association, or other entity;

(h) “Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and

(i) “Voting Stock” means, for the purposes of this Certificate of Incorporation, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE TEN.

Section 10.01 Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, prior to the Trigger Date, the Bylaws may be amended, altered, or repealed and new bylaws made by (a) the Board of Directors, or (b) the stockholders by, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any resolution setting forth the terms of any series of Preferred Stock) and any other vote otherwise required by applicable law, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, from and after the Trigger Date, the Bylaws may be amended, altered, or repealed and new bylaws made by (i) the Board of Directors or (ii) by the stockholders by, in addition to the vote of any holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any resolution setting forth the terms of any series of Preferred Stock), the Bylaws, or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class.

Section 10.02 Amendments to this Certificate of Incorporation. Subject to the rights of holders of any series of Preferred Stock then outstanding, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE NINE, ARTICLE TEN or ARTICLE ELEVEN of this Certificate of Incorporation may be altered, amended, or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (a) prior to the Trigger Date, such alteration, amendment, repeal, or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, and (b) from and after the Trigger Date, such alteration, amendment, repeal, or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class.

ARTICLE ELEVEN.

Section 11.01 Exclusive Forum. Unless this Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, this Certificate of Incorporation, or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, that for the avoidance of doubt, this provision, including for any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.02 Deemed Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

ARTICLE TWELVE.

Section 12.01 Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

16